Exhibit 99.1

China HGS Reports First Quarter of Fiscal Year 2015 Results

HANZHONG, CHINA – February 6, 2015 – China HGS Real Estate Inc. (NASDAQ: HGSH) (“China HGS” or the “Company”), a leading regional real estate developer headquartered in Hanzhong City, Shaanxi Province, China, today reported its financial results for the first quarter of fiscal 2015 ended December 31, 2014 with the U.S. Securities and Exchange Commission. An electronic copy of the quarterly report on Form 10-Q can be accessed on the SEC's website at www.sec.gov

Highlights for the Quarter

●	Total revenues for the first quarter of fiscal 2015 were approximately $10.6 million, a decrease of 25.3% from approximately $14.1 million in the same quarter of fiscal 2014. Total revenues recognized from percentage of completion method were approximately $9.8 million, which accounted for 92.9% of total revenues in the first quarter of fiscal 2015.

●	Net income for the first quarter of fiscal 2015 totaled approximately $1.6 million, a decrease of approximately $1.4 million from the net income of approximately $3.1 million in the same period of last year. The decreased profit margin in this quarter compared to the same quarter of last year was primarily due to a slow down of contracted sales achieved in the current quarter.

●	Basic and diluted net earnings per share (“EPS”) attributable to shareholders for the first quarter of fiscal 2015 were $0.04, compared to $0.07 for the same quarter last year.

“We had a slow down in sales during the quarter,” said Mr. Xiaojun Zhu, Chairman and Chief Executive Officer of China HGS. “Generally the first quarter is a slow season for the real estate developers. Since the construction of our real estate property under development is close to completion, we expect a recovery of sales when more residence move into our properties. In addition, we will consider increasing our marketing and promotional activities to attract more customers. We are positive about the outlook for the local real estate market in a long term,” concluded Mr. Xiaojun Zhu.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China HGS Real Estate Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: the uncertain market for the Company's business, macroeconomic, technological, regulatory, or other factors affecting the profitability of real estate business; and other risks related to the Company's business and risks related to operating in China. Please refer to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2014, as well as the Company's Quarterly Reports on Form 10-Q that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

About China HGS Real Estate, Inc.

China HGS Real Estate, Inc. (NASDAQ: HGSH), founded in 1995 and headquartered in Hanzhong City, Shaanxi Province, is a leading real estate developer in the region and holds the national grade I real estate qualification. The Company focuses on the development of high-rise, sub-high-rise residential buildings and multi-building apartment complexes in China's Tier 3 and Tier 4 cities and counties with rapidly growing populations driven by increased urbanization. The Company provides affordable housing with popular and modern designs to meet the needs of multiple buyer groups. The Company’s development activity spans a range of services, including land acquisition, project planning, design management, construction management, sales and marketing, and property management. For further information about China HGS, please go to www.chinahgs.com.

Company contact:

Randy Xiong,

President of Capital Market
China Phone: (86) 091-62622612

Email: randy.xiong@chinahgs.com

CHINA HGS REAL ESTATE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31	September 30
	2014	2014
ASSETS
Current assets:
Cash	$1,430,506	$1,125,545
Restricted cash	1,605,282	1,589,887
Advances to vendors	269,681	-
Cost and earnings in excess of billings	12,114,016	12,332,396
Real estate property development completed	5,731,826	6,050,263
Real estate property under development	136,395,822	140,313,127
Other current assets	1,025,337	1,409,367
Total current assets	158,572,470	162,820,585
Property, plant and equipment, net	869,765	889,497
Real estate property development completed, net of current portion	2,467,850	2,572,215
Security deposits for land use right	3,254,149	3,249,549
Real estate property under development, net of current portion	131,880,441	128,516,074
Due from local government for real estate property development completed	2,356,588	3,165,644
Total Assets	$299,401,263	$301,213,564

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank loan – current portion	$13,016,596	$12,998,197
Short-term loans - other	20,193,622	15,290,753
Accounts payable	47,317,247	57,317,877
Other payables	13,929,531	13,777,853
Construction deposits	367,652	367,133
Billings in excess of cost and earnings	4,135,323	2,960,452
Customer deposits	28,478,857	31,100,334
Shareholder loan	7,537,302	5,465,743
Accrued expenses	4,132,310	3,801,567
Taxes payable	11,898,229	12,579,071
Total current liabilities	151,006,669	155,658,980
Long-term bank loan, less current portion	6,508,298	6,499,098
Deferred tax liabilities	3,220,239	2,992,459
Customer deposits, net of current portion	4,618,728	3,829,870
Construction deposits, net of current portion	1,005,785	1,004,364
Total liabilities	166,359,719	169,984,771
Commitments and Contingencies
Stockholders' equity
Common stock, $0.001 par value, 100,000,000 shares
authorized, 45,050,000 shares issued and outstanding
December 31, 2014 and September 30, 2014	45,050	45,050
Additional paid-in capital	17,759,349	17,759,349
Statutory surplus	12,845,197	12,845,197
Retained earnings	93,460,698	91,834,708
Accumulated other comprehensive income	8,931,250	8,744,489
Total stockholders' equity	133,041,544	131,228,793
Total Liabilities and Stockholders' Equity	$299,401,263	$301,213,564

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CHINA HGS REAL ESTATE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three months ended December 31,
	2014	2013
Real estate sales	$10,565,687	$14,140,563
Less: Sales tax	(670,550)	(946,688)
Cost of real estate sales	(7,025,806)	(9,145,841)
Gross profit	2,869,331	4,048,034
Operating expenses
Selling and distribution expenses	375,166	114,350
General and administrative expenses	616,178	540,229
Total operating expenses	991,344	654,579
Operating income	1,877,987	3,393,455
Interest income	1,164	4,559
Interest expense	(18,100)	(18,100)
Income before income taxes	1,861,051	3,379,914
Provision for income taxes	235,061	322,797
Net income	1,625,990	3,057,117
Other comprehensive income
Foreign currency translation adjustment	186,761	407,365
Comprehensive income	$1,812,751	$3,464,482
Basic and diluted income per common share
Basic	$0.04	$0.07
Diluted	$0.04	$0.07
Weighted average common shares outstanding
Basic	45,050,000	45,050,000
Diluted	45,122,819	45,127,025

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CHINA HGS REAL ESTATE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended December 31,
	2014	2013
Cash flows from operating activities
Net income	$1,625,990	$3,057,117
Adjustments to reconcile net income to net cash used in operating activities:
Deferred tax provision	223,803	304,878
Depreciation	21,015	19,283
Changes in assets and liabilities:
Restricted cash	(13,160)	35,394
Due from local government for real estate property development completed	814,478	-
Advances to vendors	(269,993)	(88,377)
Cost and earnings in excess of billings	236,110	949,475
Real estate property development completed	435,511	557,801
Real estate property under development	934,562	(26,805,615)
Other current assets	386,470	(89,649)
Accounts payables	(10,093,427)	4,237,763
Other payables	132,328	1,764,531
Billings in excess of cost and earnings	1,172,034	(3,197,042)
Customer deposits	(1,884,242)	4,875,305
Construction deposits	-	14,245
Accrued expenses	326,052	(103,277)
Taxes payable	(699,456)	(681,032)
Net cash used in operating activities	(6,651,925)	(15,149,200)

Cash flow from financing activities
Proceeds from shareholder loan	2,068,775	4,325,754
Proceeds from bank loan	4,886,869	8,161,800
Net cash provided by financing activities	6,955,644	12,487,554

Effect of changes of foreign exchange rate on cash	1,242	17,218
Net increase (decrease) in cash	304,961	(2,644,428)
Cash, beginning of period	1,125,545	5,878,101
Cash, end of period	$1,430,506	$3,233,673
Supplemental disclosures of cash flow information:
Interest paid	$500,397	$355,757
Income taxes paid	$58,190	$185,313

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.